Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2007.
Full Year EPS from Continuing Operations Up 13 Percent,
Excluding Items Impacting Comparability.
Fourth Quarter Sales Up 10 Percent, 7 Percent for the Year.
Fourth Quarter Reported EPS from Continuing Operations of $.14
Versus $.20 in the Prior Period.
CAMDEN, NJ, September 6, 2007—Campbell Soup Company (NYSE: CPB) today reported earnings from continuing operations for the fourth quarter ended July 29, 2007 of $53 million, or $.14 per share, compared to $84 million, or $.20 per share, in the year-ago quarter. Earnings per share from continuing operations were $.14 compared to an adjusted $.19 a year ago, which excludes items impacting comparability, a decrease of 26 percent. For the year, excluding items impacting comparability, earnings per share from continuing operations were $1.95 compared to $1.73 in fiscal 2006, an increase of 13 percent.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We finished fiscal 2007 with strong sales performance in the fourth quarter across all of our
-more-

reporting segments, despite flat U.S. soup sales. We delivered earnings consistent with our guidance at the end of the third quarter while making increased investments in marketing and our supply chain.
     “For the year, our overall results were outstanding. Our performance in fiscal 2007 demonstrated the strength of our businesses within the simple meals, baked snacks, and vegetable-based beverages categories. Our sales growth from continuing operations of 7 percent was above our target range, and our earnings per share growth from continuing operations of 13 percent, on an adjusted basis, also exceeded our long-term target. By continuing to leverage our competitive advantages in our key categories, Campbell is well positioned for quality sales and earnings growth.
     Conant continued, “We achieved our outstanding fiscal 2007 results while making key investments in our businesses and systems. In our international business, we expanded our global focus by preparing for major product introductions in Russia and China, the world’s two largest soup consumption markets with the highest growth potential. In our core U.S. soup business, we continued to drive improvements in quality, convenience, and wellness. We expanded our distribution capabilities and addressed the increased volume requirements of our growing beverage business. And finally, we continued our successful SAP installation in the U.S. All of these investments are designed to ensure Campbell’s performance is sustainable over the long term.”
     Conant concluded, “For fiscal 2008, we expect our continuing operations to deliver sales growth in excess of our long-term target range of between 3 and 4 percent, due in part to a 53rd week of sales in the fiscal year. We also expect to deliver EBIT growth between 7 and 9 percent from the fiscal 2007 adjusted base of $1.250 billion and earnings per share growth between 5 and 7 percent from the fiscal 2007 adjusted base of $1.95, consistent with our long-term EPS growth target. Our EPS outlook reflects a significantly higher tax rate for fiscal 2008, which we noted previously, somewhat offset by the 53rd week of sales.”
     For the quarter, Campbell reported earnings from continuing operations of $53 million, or $.14 per share, compared to $74 million, or $.19 per share, in the year-ago quarter, which excludes items impacting comparability. The items in fiscal 2006 that impacted comparability are summarized below:

	Fourth Quarter
	2006
(millions, except per share amounts)	Earnings	EPS
Earnings from continuing operations	$84	$0.20

Incremental tax expense associated with the repatriation of earnings under the AJCA*	$4	$0.01

Adjustment to tax expense related to the anticipated use of foreign tax credits	(14)	(0.03)

Pro forma use of $620 million of U.K./Ireland sale proceeds to repurchase 17 million shares	—	0.01

Adjusted earnings from continuing operations	$74	$0.19

*	American Jobs Creation Act
     For the fourth quarter, net sales rose 10 percent to $1.594 billion, reflecting the following factors:
▪	Volume and mix added 6 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 3 percent

Other Fourth Quarter Highlights
▪	Gross margin for the quarter decreased to 40.1 percent from 41.9 percent a year ago. While pricing and savings from the company’s ongoing productivity program offset cost inflation, gross margin in the quarter was adversely impacted by one-time costs associated with streamlining the company’s supply chain organization in Australia and Indonesia and from higher costs of meeting the increased volume needs of the U.S. beverage business.

▪	Marketing and selling expenses were $309 million, an increase of $41 million, or 15 percent, mainly due to increased advertising and promotional expenses in the U.S. to support soup, beverages, and “Pepperidge Farm” products.

▪	Other Income was $13 million compared to a $4 million expense in the prior period. During the quarter, Campbell recognized a $10 million gain on a settlement in lieu of condemnation on its StockPot refrigerated soup facility in Woodinville, Washington, which was mainly offset by costs incurred throughout the year related to the relocation and start-up costs of the new StockPot refrigerated soup facility in Everett, Washington. Additionally, the company recorded a $3 million gain on the sale of its Papua New Guinea operations.

▪	Earnings before interest and taxes were $129 million compared to $139 million in the fourth quarter of fiscal 2006, a decrease of 7 percent. The decrease is primarily due to higher marketing costs and the expenses that negatively impacted gross margin, which were partially offset by higher sales volume and the gain recognized in the quarter associated with the relocation of the StockPot facility.
     For fiscal 2007, earnings from continuing operations were $823 million versus $755 million a year earlier. Earnings per share from continuing operations were $2.08 compared to $1.82 recorded in the year-ago period. The items impacting comparability are summarized below:

	Fiscal Year
	2007		2006
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$823	$2.08	$755	$1.82

Adjustment for the reversal of legal reserves due to favorable results in litigation	$(13)	$(0.03)	$—	$—

Benefit from the settlement of bilateral advanced pricing agreements (APA) among the company, the U.S. and Canada	(25)	(0.06)	—	—

Gain on the sale of an idle Pepperidge Farm facility	(14)	(0.04)	—	—

Change in inventory accounting method from LIFO to average cost	—	—	(8)	(0.02)

Favorable resolution of a U.S. tax contingency related to transactions in government securities in prior periods	—	—	(60)	(0.14)

Incremental tax expense associated with the repatriation of earnings under the AJCA	—	—	13	0.03

Adjustment to tax expense related to the anticipated use of foreign tax credits	—	—	(14)	(0.03)

Pro forma use of $620 million of U.K./Ireland sale proceeds to repurchase 17 million shares	—	—	—	0.07

Adjusted earnings from continuing operations	$771	$1.95	$686	$1.73

     Excluding items impacting comparability, earnings from continuing operations were $771 million in fiscal 2007 compared to $686 million in fiscal 2006, an increase of 12 percent. Adjusted earnings per share from continuing operations for fiscal 2007 were $1.95 compared to an adjusted result of $1.73 in fiscal 2006, an increase of 13 percent.

     A detailed reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release.
     For fiscal 2007, net sales were $7.867 billion, an increase of 7 percent compared with the year-ago period, reflecting the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Currency added 2 percent
Other Full Year Fiscal 2007 Highlights
▪	Gross margin increased to 41.9 percent from 41.8 percent. The prior year’s percentage includes a $13 million benefit, or 0.2 percentage points, from a change in the method of accounting for inventory. The increase in gross margin is primarily due to productivity gains and higher selling prices, partially offset by cost inflation.

▪	Marketing and selling expenses were $1.322 billion, an increase of 8 percent, primarily due to increased advertising in the U.S. soup, Pepperidge Farm, and Beverages businesses, as well as currency and higher selling expenses at Godiva.

▪	The tax rate was 28.4 percent compared to 24.6 percent a year ago. The current year’s rate benefited from the APA settlement. The prior year’s rate includes a $14 million benefit related to the anticipated use of foreign tax credits, a $39 million benefit related to the resolution of a U.S. tax contingency, and an expense of $13 million related to the AJCA. Adjusting for these items, along with the rate impact of the reversal of legal reserves in 2007, the gain on the sale of the Pepperidge Farm facility in 2007, and the change in accounting for inventory in 2006, the fiscal 2007 tax rate was 30 percent compared to 29.1 percent in the prior year.

▪	Cash flow from operations was $674 million compared to $1.226 billion a year ago. The reduction is primarily due to an increase in working capital compared to a decline in working capital in fiscal 2006, and payments of $186 million primarily to settle foreign currency hedging transactions.

▪	The company repurchased 30 million shares for $1.140 billion under three programs: the program utilizing $620 million of the proceeds from the divestiture of the U.K. and Ireland businesses; the three-year $600 million strategic share repurchase program announced in November 2005; and purchases to offset the impact of dilution from shares issued under stock compensation plans.
Summary of Fourth Quarter and Fiscal 2007 Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $599 million in the quarter, an 8 percent increase compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 8 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

     For the quarter, operating earnings were $84 million compared to $114 million in the year-ago period. The decrease in operating earnings was primarily due to increased marketing expenses and higher supply chain costs, partially offset by higher sales.
     U.S. soup sales for the quarter were flat compared to a year ago. Condensed soup sales increased 1 percent and broth sales climbed 8 percent, while ready-to-serve soup sales declined 4 percent. Further details of sales results for the quarter include the following:
▪	Sales of condensed soup increased driven by gains in lower sodium varieties of eating soups. Sales of condensed cooking soups declined.

▪	Sales of “Campbell’s” ready-to-serve soups declined, as higher sales of the company’s convenience platform, which includes soups in microwavable bowls and cups, were more than offset by lower sales of “Campbell’s Chunky” soups.

▪	Sales of “Swanson” broth were up, driven by ongoing consumer demand for aseptically-packaged broth.
     Highlights of this segment’s other businesses include:
▪	The beverage business posted significant volume-driven double-digit sales growth driven by ongoing consumer demand for healthy beverages and higher levels of more effective advertising. Sales of “V8” vegetable juice, “V8 V-Fusion” juice, and “V8 Splash” juice drinks all increased.

▪	Sales of “Prego” pasta sauces increased by double digits, driven by more effective advertising.
     For fiscal 2007, sales increased 7 percent to $3.486 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 5 percent

▪	Price and sales allowances added 2 percent
     For the year, operating earnings were $862 million compared to $815 million in the year-ago period. The prior year period included an $8 million benefit from a change in the method of accounting for inventory. The increase in operating earnings was driven by higher sales and productivity gains, partially offset by cost inflation and higher advertising expenses.
     For the year, total U.S. soup sales increased 5 percent, with condensed soup sales up 3 percent, ready-to-serve soup sales up 5 percent, and broth sales up 12 percent.
     Further details of sales results for the year include the following:
▪	Sales of both condensed eating and cooking soup varieties increased, benefiting from the growth of gravity-feed shelving systems. At the end of fiscal 2007, Campbell had more than 17,400 shelving systems installed at retail locations compared to approximately 16,000 locations at the end of fiscal 2006.

▪	Sales of ready-to-serve soups increased in both “Campbell’s Chunky” soups and “Campbell’s Select” varieties due to higher levels of advertising. Sales of the convenience platform increased by double digits. Sales of ready-to-serve soups benefited from the gravity-feed shelving systems installed for cans and microwavable soups, which are now in more than 2,600 and 3,400 stores, respectively.

▪	“Campbell’s” lower sodium soup sales continued to exceed the company’s expectations and contributed to growth in both condensed and ready-to-serve formats.

▪	“Swanson” broth delivered double-digit sales growth, driven by increased advertising and the ongoing consumer preference for aseptically-packaged broth.
     Highlights of this segment’s other businesses include:
▪	Beverage sales increased double digits with growth across the portfolio, driven by higher levels of more effective advertising and ongoing consumer demand for healthy beverages.

▪	Both “Prego” pasta sauce and “Pace” Mexican sauce businesses delivered sales growth.
Baking and Snacking
     Sales for Baking and Snacking were $471 million in the quarter, up 8 percent compared with the year-ago period.
     A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 6 percent

▪	The divesture of the company’s Papua New Guinea operations subtracted 1 percent
     For the quarter, operating earnings were $49 million compared to $62 million in the year-ago period, driven by declines in Asia Pacific and lower earnings at Pepperidge Farm. Operating earnings in the Asia Pacific region declined due to one-time costs associated with streamlining the company’s supply chain organization in Australia and Indonesia, as well as declines in the Australian snack foods business, partially offset by currency. Earnings at Pepperidge Farm declined due to higher marketing and manufacturing expenses, partially offset by higher sales.
     Further details of sales results include the following:
▪	Pepperidge Farm sales climbed as growth in bakery and frozen products was partially offset by declines in cookies and crackers.

▪	Solid bakery sales were driven by ongoing consumer demand for whole grain breads and the continued growth of sandwich rolls.

▪	In cookies and crackers, sales increases of “Goldfish” snack crackers were more than offset by declines in cookies.
     For fiscal 2007, Baking and Snacking sales increased 6 percent to $1.850 billion. A breakdown in the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent

     For the year, operating earnings increased to $240 million from $187 million a year ago. Earnings for fiscal 2006 included a $5 million benefit from a change in the method of accounting for inventory, while earnings for fiscal 2007 included a $23 million gain from the sale of an idle Pepperidge Farm facility. Operating earnings growth is primarily due to higher earnings at Pepperidge Farm and the favorable impact of currency. Within Arnott’s, excluding the impact of currency, increases in biscuit earnings were offset by declines in the snack foods business.
     Further details of fiscal 2007 sales results include the following:
▪	Solid sales of bakery products were mainly driven by ongoing consumer demand for whole grain breads and the continued growth of sandwich rolls.

▪	Cookie and cracker sales were driven by double-digit increases in “Goldfish” crackers, partially offset by declines in cookies.

▪	Arnott’s sales increased primarily due to currency. Solid growth in biscuits was driven by the strong performance of “Tim Tam” chocolate biscuits, offset by declines in snack foods.
International Soup and Sauces
     Sales for International Soup and Sauces were $309 million in the quarter, a 19 percent increase compared to a year ago.
     A breakdown of the change in sales follows:
▪	Volume and mix added 9 percent

▪	Price and sales allowances added 2 percent

▪	Reduced promotional spending added 1 percent

▪	Currency added 7 percent
     For the quarter, operating earnings were $19 million compared to $5 million in the year-ago period. The earnings increase was due to growth in Europe and Canada, partially offset by expenses to establish Campbell’s businesses in Russia and China.
     Sales increased due to currency, growth in Canada driven by the performance of soup and beverages businesses, and gains in soup in Germany and France.
     For fiscal 2007, International Soup and Sauces sales increased 11 percent to $1.399 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 5 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 5 percent
     For the year, operating earnings were $169 million compared to $144 million in the prior-year period. Operating earnings were driven by increases in European and Canadian businesses, in part due to currency, partially offset by expenses to establish Campbell’s businesses in Russia and China.
     Further details of sales results include the following:
▪	Sales in Europe increased due to currency and strong gains in soup in France, Germany, and Belgium.

▪	Sales in Canada climbed due to strong growth of soup.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.

     Sales were $215 million in the quarter, an increase of 8 percent compared to the same period a year ago.
     A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 3 percent

▪	Reduced promotional spending added 1 percent

▪	Currency added 1 percent
     For the quarter, operating earnings were $5 million compared with an operating loss of $12 million in the same period a year ago. Operating earnings performance was due to a $10 million gain recognized from a settlement in lieu of condemnation related to the former StockPot refrigerated soup facility in Woodinville, Washington and improved operating performance in the Away From Home business.
     Further details of sales results include the following:
▪	Godiva sales increased by double digits due to strong growth in Asia and growth in North American same-store retail sales.

▪	Away From Home sales increased due to growth of frozen soups and beverages.
     For fiscal 2007, sales increased 4 percent to $1.132 billion compared to the same period a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent

     For the year, operating earnings were $124 million compared to $110 million in the prior-year period. Operating earnings growth was driven by improved operating performance in Away From Home and the gain from the settlement related to the former refrigerated soup facility, partially offset by costs associated with the relocation and start up of the new refrigerated soup facility.
     Further details include the following:
▪	The Away From Home businesses in the U.S. and Canada delivered solid sales growth in frozen soup and beverages.

▪	The company began production at its new refrigerated soup facility in Everett, Washington, which replaced its former facility in Woodinville, Washington.

▪	Sales of Godiva increased driven by growth in Asia and North America.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on September 6, 2007 at 11:00 a.m. Eastern Time. U.S. participants may access the call at 1-866-802-4322 and non-U.S. participants at 1-703-639-1319. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight September 14, 2007 at 1-888-266-2081 or 1-703-925-2533. The access code is 602828.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products, with annual revenues of nearly $7.9 billion. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 29,	July 30,
	2007	2006
Net sales	$1,594	$1,454

Costs and expenses
Cost of products sold	955	845
Marketing and selling expenses	309	268
Administrative expenses	179	168
Research and development expenses	35	30
Other expenses / (income)	(13)	4

Total costs and expenses	1,465	1,315

Earnings before interest and taxes	129	139
Interest, net	37	41

Earnings before taxes	92	98

Taxes on earnings	39	14

Earnings from continuing operations	53	84
Earnings (loss) from discontinued operations	8	(40)

Net earnings	$61	$44

Per share — basic
Earnings from continuing operations	$.14	$.21
Earnings (loss) from discontinued operations	.02	(.10)

Net earnings	$.16	$.11

Dividends	$.20	$.18

Weighted average shares outstanding — basic	382	406

Per share — assuming dilution
Earnings from continuing operations	$.14	$.20
Earnings (loss) from discontinued operations	.02	(.10)

Net earnings	$.16	$.11

Weighted average shares outstanding — assuming dilution	392	416

In the fourth quarter of fiscal 2006, an incremental tax expense of $4 (or $.01 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.
In fiscal 2006, earnings from discontinued operations included $56 of deferred tax expense due to book/tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Ireland businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.
Certain reclassifications were made to prior year financial statements.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 29,	July 30,
	2007	2006
Net sales	$7,867	$7,343

Costs and expenses
Cost of products sold	4,571	4,273
Marketing and selling expenses	1,322	1,227
Administrative expenses	604	583
Research and development expenses	112	104
Other expenses / (income)	(35)	5

Total costs and expenses	6,574	6,192

Earnings before interest and taxes	1,293	1,151
Interest, net	144	150

Earnings before taxes	1,149	1,001

Taxes on earnings	326	246

Earnings from continuing operations	823	755
Earnings from discontinued operations	31	11

Net earnings	$854	$766

Per share — basic
Earnings from continuing operations	$2.13	$1.86
Earnings from discontinued operations	.08	.03

Net earnings	$2.21	$1.88

Dividends	$.80	$.72

Weighted average shares outstanding — basic	386	407

Per share — assuming dilution
Earnings from continuing operations	$2.08	$1.82
Earnings from discontinued operations	.08	.03

Net earnings	$2.16	$1.85

Weighted average shares outstanding — assuming dilution	396	414

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.

In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of bilateral advance pricing agreements among the company, the United States, and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In fiscal 2006, incremental tax expense of $13 (or $.03 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.
In fiscal 2006, earnings from discontinued operations included $56 of deferred tax expense due to book/tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Ireland businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.
Certain reclassifications were made to prior year financial statements.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 29,	July 30,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$599	$556	8%
Baking and Snacking	471	438	8%
International Soup and Sauces	309	260	19%
Other	215	200	8%

Total sales	$1,594	$1,454	10%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$84	$114	(26%)
Baking and Snacking	49	62	(21%)
International Soup and Sauces	19	5	280%
Other	5	(12)	142%

Total operating earnings	157	169	(7%)
Unallocated corporate expenses	(28)	(30)

Earnings before interest and taxes	129	139	(7%)
Interest, net	(37)	(41)
Taxes on earnings	(39)	(14)

Earnings from continuing operations	53	84	(37%)
Earnings (loss) from discontinued operations	8	(40)

Net earnings	$61	$44	39%

Per share — assuming dilution
Earnings from continuing operations	$.14	$.20	(30%)
Earnings (loss) from discontinued operations	.02	(.10)

Net earnings	$.16	$.11

In the fourth quarter of fiscal 2006, an incremental tax expense of $4 (or $.01 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.
In fiscal 2006, earnings from discontinued operations included $56 of deferred tax expense due to book/tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Ireland businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 29,	July 30,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,486	$3,257	7%
Baking and Snacking	1,850	1,747	6%
International Soup and Sauces	1,399	1,255	11%
Other	1,132	1,084	4%

Total sales	$7,867	$7,343	7%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$862	$815	6%
Baking and Snacking	240	187	28%
International Soup and Sauces	169	144	17%
Other	124	110	13%

Total operating earnings	1,395	1,256	11%
Unallocated corporate expenses	(102)	(105)

Earnings before interest and taxes	1,293	1,151	12%
Interest, net	(144)	(150)
Taxes on earnings	(326)	(246)

Earnings from continuing operations	823	755	9%
Earnings from discontinued operations	31	11

Net earnings	$854	$766	11%

Per share — assuming dilution
Earnings from continuing operations	$2.08	$1.82	14%
Earnings from discontinued operations	.08	.03

Net earnings	$2.16	$1.85

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the favorable settlement of bilateral advance pricing agreements among the company, the United States, and Canada related to royalties. In connection with the settlement, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.

In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In fiscal 2006, incremental tax expense of $13 (or $.03 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.
In fiscal 2006, earnings from discontinued operations included $56 of deferred tax expense due to book/tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Ireland businesses.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	July 29,	July 30,
	2007	2006
Current assets	$1,578	$2,012
Current assets of discontinued operations	—	100
Plant assets, net	2,042	1,954
Intangible assets, net	2,487	2,361
Other assets	338	480
Non-current assets of discontinued operations	—	838

Total assets	$6,445	$7,745

Current liabilities	$2,030	$2,803
Current liabilities of discontinued operations	—	78
Long-term debt	2,074	2,116
Other liabilities	1,046	955
Non-current liabilities of discontinued operations	—	25
Shareowners’ equity	1,295	1,768

Total liabilities and shareowners’ equity	$6,445	$7,745

Total debt	$2,669	$3,213

Cash and cash equivalents	$71	$657

Net debt	$2,598	$2,556

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended July 29, 2007
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at July 29, 2007 and July 30, 2006, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	July 29, 2007	July 30, 2006
Current notes payable	$595	$1,097
Long-term debt	2,074	2,116

Total debt	$2,669	$3,213

Less: Cash and cash equivalents	(71)	(657)

Net debt	$2,598	$2,556

Items Impacting Earnings From Continuing Operations
The company believes that financial information excluding a change in accounting method and other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following change in accounting method, certain tax matters and other transactions impacted earnings from continuing operations:
(1)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation.

(2)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million, or $.06 per share.

(3)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $.04 per share) associated with the sale of an idle manufacturing facility.

(4)	In fiscal 2006, the company recorded incremental tax expense of $13 million ($.03 per share) associated with the repatriation of earnings under the American Jobs Creation Act (“AJCA”). The company recorded $4 million ($.01 per share) incremental tax expense in the fourth quarter of fiscal 2006.

(5)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax ($8 million after tax or $.02 per share) benefit from the change in accounting method.

(6)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60 million, or $.14 per share.

(7)	In the fourth quarter of fiscal 2006, the company recorded a non-cash tax benefit of $14 million ($.03 per share) from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding the impact of a change in accounting method, certain tax matters and other transactions:

	Fourth Quarter
(millions, except per share amounts)	July 29, 2007	July 30, 2006	% Change
Earnings before interest and taxes, as reported	$129	$139	(7)%

Interest, net, as reported	$37	$41

Earnings before taxes	$92	$98	(6)%

Taxes on earnings, as reported	$39	$14
Deduct: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	(4)
Add: Adjustment to tax expense related to the use of foreign tax credits (7)	—	14

Adjusted Taxes on earnings	$39	$24

Adjusted effective income tax rate	42.4%	24.5%

Earnings from continuing operations, as reported	$53	$84
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	4
Deduct: Adjustment to tax expense related to the use of foreign tax credits (7)	—	(14)

Adjusted Earnings from continuing operations	$53	$74	(28)%

Diluted earnings per share — continuing operations, as reported	$0.14	$0.20
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	0.01
Deduct: Adjustment to tax expense related to the use of foreign tax credits (7)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations	$0.14	$0.18	(22)%

	Year-to-Date
(millions, except per share amounts)	July 29, 2007	July 30, 2006	% Change
Earnings before interest and taxes, as reported	$1,293	$1,151
Deduct: Reversal of legal reserves (1)	(20)	—
Deduct: Gain on sale of an idle manufacturing facility (3)	(23)	—
Deduct: Impact of change in inventory accounting method (5)	—	(13)

Adjusted Earnings before interest and taxes	$1,250	$1,138	10%

Interest, net, as reported	$144	$150
Add: Reduction in interest expense related to the settlement of the APA (2)	4	—
Add: Reduction in interest expense related to the favorable resolution of tax contingency (6)	—	21

Adjusted Interest, net	$148	$171

Adjusted Earnings before taxes	$1,102	$967	14%

Taxes on earnings, as reported	$326	$246
Deduct: Tax impact of reversal of legal reserves (1)	(7)	—
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (2)	(1)	—
Add: Tax benefit from settlement of the APA (2)	22	—
Deduct: Tax impact of gain on sale of an idle manufacturing facility (3)	(9)	—
Deduct: Tax impact of change in inventory accounting method (5)	—	(5)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (6)	—	39
Deduct: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	(13)
Add: Adjustment to tax expense related to the use of foreign tax credits (7)	—	14

Adjusted Taxes on earnings	$331	$281

Adjusted effective income tax rate	30.0%	29.1%

Earnings from continuing operations, as reported	$823	$755
Deduct: Net adjustment related to reversal of legal reserves (1)	(13)	—
Deduct: Net benefit from settlement of the APA (2)	(25)	—
Deduct: Gain on sale of an idle manufacturing facility (3)	(14)	—
Deduct: Impact of change in inventory accounting method (5)	—	(8)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (6)	—	(60)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	13
Deduct: Adjustment to tax expense related to the use of foreign tax credits (7)	—	(14)

Adjusted Earnings from continuing operations	$771	$686	12%

Diluted earnings per share — continuing operations, as reported	$2.08	$1.82
Deduct: Net adjustment related to reversal of legal reserves (1)	(0.03)	—
Deduct: Net benefit from settlement of the APA (2)	(0.06)	—
Deduct: Gain on sale of an idle manufacturing facility (3)	(0.04)	—
Deduct: Impact of change in inventory accounting method (5)	—	(0.02)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (6)	—	(0.14)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	0.03
Deduct: Adjustment to tax expense related to the use of foreign tax credits (7)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations	$1.95	$1.66	17%

Pro Forma Impact of Use of Proceeds from Sale of Businesses
In August 2006, the company completed the sale of its businesses in the United Kingdom and Ireland for £460 million or approximately $870 million and announced that approximately $620 million of the net proceeds would be used to repurchase shares. To improve the comparability of results, the following table illustrates the pro forma impact had 17 million shares been repurchased and eliminated from shares outstanding in the prior year:

	Fourth Quarter
(millions, except per share amounts)	July 29, 2007	July 30, 2006	% Change
Adjusted Earnings from continuing operations	$53	$74	(28)%

Adjusted Diluted earnings per share — continuing operations	$0.14	$0.18	(22)%

Weighted average shares outstanding — assuming dilution, as reported	392	416
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	392	399

Adjusted Pro forma Diluted earnings per share — continuing operations	$0.14	$0.19	(26)%

	Year-to-Date
(millions, except per share amounts)	July 29, 2007	July 30, 2006	% Change
Adjusted Earnings from continuing operations	$771	$686	12%

Adjusted Diluted earnings per share — continuing operations	$1.95	$1.66	17%

Weighted average shares outstanding — assuming dilution, as reported	396	414
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	396	397

Adjusted Pro forma Diluted earnings per share — continuing operations	$1.95	$1.73	13%